EXHIBIT 23.28

CONSENT OF EXPERT

In connection with the Registration Statement on Form F-10/F-4, including any amendments thereto (the “Registration Statement”), of Yamana Gold Inc., I, Julio Bruna Novillo, AusIMM, Member of CIM, Independent Consulting Geologist, hereby consent to the use of my name in connection with the reference to the mineral reserve and mineral resource estimates for the Alumbrera Project as at December 31, 2013 (the “Estimates”) and to the inclusion or incorporation by reference of references to and summaries of the Estimates in the Registration Statement.

By:	/s/ Julio Bruna Novillo
Name:	Julio Bruna Novillo, AusIMM, Member of CIM
Title:	Independent Consulting Geologist

October 6, 2014